Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@rig.net

RigNet Announces Fourth Quarter and Full Year 2012 Earnings Results

•	Record quarterly revenue of $49.3 million, including $13.1 million from our Nessco operations, a recently acquired subsidiary. Organic revenue increased 21.5% over the same quarter last year

•	Quarterly Adjusted EBITDA of $11.8 million, which included $1.0 million of expenses relating to a legal entity restructuring project. Adjusted EBITDA increased 28.3% over the same quarter last year

•	Net income attributable to common stockholders of $3.4 million, or $0.20 per diluted share, an increase of $0.08 per diluted share over the same quarter last year

HOUSTON, TX – March 7, 2013 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of remote communication services to the oil and gas industry, today reported results for the quarterly and full year periods ended December 31, 2012.

Revenue was a record $49.3 million for the fourth quarter, including $13.1 million from our Nessco operations, a recently acquired subsidiary. Organic revenue increased by $6.4 million, or 21.5%, for the three months ended December 31, 2012 as compared to the same period of 2011 primarily due to increases in sites served and increasing demand for our services. Organic revenue decreased by $1.4 million, or 3.7%, for the three months ended December 31, 2012 as compared to the previous quarter primarily due to lower revenue per site and lower U.S. onshore drilling rigs served.

Adjusted EBITDA was $11.8 million for the fourth quarter, which included expenses of $1.0 million relating to a legal entity restructuring project that was completed in December 2012. We expect that this legal restructuring will result in more efficient and better optimization of our global cash. Adjusted EBITDA of $11.8 million in the fourth quarter, or 24.0% of revenue, represents an increase of 28.3% over the same quarter last year, but a decrease of 4.6% over the previous quarter. Adjusted EBITDA increased by $2.6 million over the prior year period primarily due to the increased revenue described above partially offset by increased operating costs to support the increase in revenue. The increase in Adjusted EBITDA was also partially offset by costs associated with head count additions and professional fees associated with the legal entity restructuring project and continued efforts to strengthen our internal controls over financial reporting. Adjusted EBITDA decreased $0.6 million over the previous quarter, primarily due to the decreased revenue described above.

Net income attributable to common stockholders was $3.4 million, or $0.20 per diluted share, for the fourth quarter compared to net income attributable to common stockholders of $2.0 million, or $0.12 per diluted share, in the same quarter last year and net income attributable to common stockholders of $3.2 million, or $0.19 per diluted share, in the previous quarter.

Capital expenditures were $5.3 million in the fourth quarter compared to $5.1 million in the same quarter last year and $5.2 million in the previous quarter.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100  FAX 281.674.0101 http://www.rig.net

For the full year 2012, RigNet reported record revenue of $161.7 million, including $23.4 million from our Nessco operations, a 26.4% organic increase over 2011 revenue of $109.4 million. RigNet reported record Adjusted EBITDA of $43.6 million for the full year 2012, a 30.3% increase over 2011 Adjusted EBITDA of $33.5 million. RigNet reported record net income attributable to common stockholders of $11.9 million, or $0.70 per diluted share, an increase of 25.2% over 2011 net income attributable to common stockholders of $9.5 million, or $0.57 per diluted share. RigNet reported record capital expenditures of $21.2 million, an increase of 8.7% over 2011 capital expenditures of $19.5 million.

Mark B. Slaughter, chief executive officer and president, commented, “I am extremely proud of the outstanding performance by the management team and our dedicated employees around the globe in 2012 as we delivered record financial results and completed the acquisition of Nessco and its telecommunications systems integration business, which positions RigNet to serve the oil and gas industry with remote communications solutions across the life of the field. Our strong fourth quarter performance also provides us with positive momentum as we enter 2013, focused on meeting the mission critical requirements of our customers.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, March 12, 2013 to discuss RigNet’s 2012 fourth quarter and full year results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2012 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
	(in thousands)
Unaudited Consolidated Statements of Income Data:
Revenue	$49,280	$47,939	$29,786	$161,669	$109,355

Expenses:
Cost of revenue (excluding depreciation and amortization)	26,878	24,850	13,109	81,071	48,645
Depreciation and amortization	4,963	4,837	3,755	17,534	14,584
Selling and marketing	803	891	639	3,081	2,276
General and administrative	10,351	10,428	7,903	37,184	26,960

Total expenses	42,995	41,006	25,406	138,870	92,465

Operating income	6,285	6,933	4,380	22,799	16,890
Other income (expense), net	(942)	(952)	31	(2,045)	(636)

Income before income taxes	5,343	5,981	4,411	20,754	16,254
Income tax expense	(1,850)	(2,808)	(2,358)	(8,733)	(6,502)

Net income	$3,493	$3,173	$2,053	$12,021	$9,752

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$3,379	$3,238	$1,972	$11,882	$9,518
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.22	$0.21	$0.13	$0.76	$0.62
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.20	$0.19	$0.12	$0.70	$0.57
Weighted average shares outstanding, basic	15,680	15,647	15,443	15,591	15,387
Weighted average shares outstanding, diluted	17,151	17,104	16,822	17,017	16,814
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$22,402	$23,089	$16,677	$80,598	$60,710
Gross Profit (excluding depreciation and amortization) margin	45.5%	48.2%	56.0%	49.9%	55.5%
Adjusted EBITDA	$11,818	$12,392	$9,214	$43,583	$33,456
Adjusted EBITDA margin	24.0%	25.8%	30.9%	27.0%	30.6%

	Three Months Ended			Year Ended
	December	September	December	December	December
	31, 2012	30, 2012	31, 2011	31, 2012	31, 2011
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	17,700	18,487	13,114	63,964	46,890
Depreciation and amortization related to cost of revenue	4,702	4,602	3,563	16,634	13,820

Gross Profit (excluding depreciation and amortization)	$22,402	$23,089	$16,677	$80,598	$60,710

	Three Months Ended			Year Ended
	December	September	December	December	December
	31, 2012	30, 2012	31, 2011	31, 2012	31, 2011
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$3,493	$3,173	$2,053	$12,021	$9,752
Interest expense	625	611	219	1,552	1,249
Depreciation and amortization	4,963	4,837	3,755	17,534	14,584
(Gain) loss on sales of property and equipment, net of retirements	10	(90)	(54)	(131)	(165)
Stock-based compensation	628	592	793	2,502	1,534
Acquisition costs	249	461	—	1,372	—
Income tax expense	1,850	2,808	2,358	8,733	6,502

Adjusted EBITDA (non-GAAP measure)	$11,818	$12,392	$9,124	$43,583	$33,456

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	December 31,	December 31,
	2012	2011
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$59,744	$53,106
Restricted cash—current portion	987	—
Restricted cash—long-term	1,809	—
Total assets	215,932	140,922
Current maturities of long-term debt	9,422	8,735
Long-term debt	51,871	14,785

	Year Ended December 31,
	2012	2011
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$53,106	$50,435
Net cash provided by operating activities	32,255	16,592
Net cash used in investing activities	(66,763)	(8,996)
Net cash provided by (used in) financing activities	37,707	(4,310)
Changes in foreign currency translation	3,439	(615)

Cash and cash equivalents, December 31,	$59,744	$53,106

	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	2011	2012	2012	2012	2012
Selected Operational Data:
Offshore drilling rigs (1)	228	233	234	233	237
U.S. onshore drilling rigs	338	323	308	302	282
Other sites (2)	488	493	515	550	575

Total	1,054	1,049	1,057	1,085	1,094

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels, international land rigs, completion sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December	September	December	December	December
	31, 2012	30, 2012	31, 2011	31, 2012	31, 2011
	(in thousands)
Americas:
Revenue	$12,816	$13,053	$11,352	$49,881	$41,517
Cost of revenue	5,586	5,765	5,391	22,598	20,484

Gross Profit (non-GAAP measure)	7,230	7,288	5,961	27,283	21,033

Gross Profit margin	56.4%	55.8%	52.5%	54.7%	50.7%
Depreciation and amortization	1,873	1,909	1,810	7,409	6,743
Selling, general and administrative	1,647	2,012	3,084	7,385	7,894

Operating income	$3,710	$3,367	$1,067	$12,489	$6,396

Adjusted EBITDA (non-GAAP measure)	$5,520	$5,235	$2,924	$19,848	$13,205

Adjusted EBITDA margin	43.1%	40.1%	25.8%	39.8%	31.8%
Europe/Africa:
Revenue	$23,913	$21,972	$9,358	$65,205	$34,371
Cost of revenue	15,516	13,536	3,847	37,385	13,168

Gross Profit (non-GAAP measure)	8,397	8,436	5,511	27,820	21,203

Gross Profit margin	35.1%	38.4%	58.9%	42.7%	61.7%
Depreciation and amortization	1,806	1,774	744	5,073	3,053
Selling, general and administrative	2,711	2,655	1,639	7,559	5,411

Operating income	$3,880	$4,007	$3,128	$15,188	$12,739

Adjusted EBITDA (non-GAAP measure)	$5,473	$5,013	$4,069	$19,811	$16,247

Adjusted EBITDA margin	22.9%	22.8%	43.5%	30.4%	47.3%
Middle East/Asia Pacific:
Revenue	$12,551	$12,914	$9,321	$46,583	$33,784
Cost of revenue	4,671	4,512	3,279	17,113	12,335

Gross Profit (non-GAAP measure)	7,880	8,402	6,042	29,470	21,449

Gross Profit margin	62.8%	65.1%	64.8%	63.3%	63.5%
Depreciation and amortization	1,243	1,153	1,228	5,010	4,968
Selling, general and administrative	1,246	1,088	1,040	4,331	3,558

Operating income	$5,391	$6,161	$3,774	$20,129	$12,923

Adjusted EBITDA (non-GAAP measure)	$6,582	$7,232	$4,976	$24,990	$17,867

Adjusted EBITDA margin	52.4%	56.0%	53.4%	53.6%	52.9%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net